Exhibit 99.1

HOT TOPIC, INC.

FOURTH QUARTER 2007

Conference Call Transcript dated March 12, 2008

Operator

Good afternoon, ladies and gentlemen, and welcome to the Hot Topic fourth quarter 2007 earnings release conference call. At this time, all participates have been placed on a listen-only mode, and the floor will be open for your questions following the presentation. This call will be limited to one hour. Before we begin I would like to remind you that during the course of the conference call, the company will be making certain forward-looking statements. Such statements relating to financial results, guidance and future financial performance, merchandise assortment, new initiatives and related matters, and statements relating to key personnel and operational issues. These statements as well as related information posted on the Hot Topic investor relations website involve risks and uncertainties that may cause actual results to differ materially from those projected in the forward-looking statements.

These risks and uncertainties are discussed from time to time by the company in our more fully set forth in the periodic report that Hot Topic files with the Securities & Exchange Commission. Including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, and as will be updated by our upcoming annual report on Form 10-K for fiscal 2007. All forward-looking statements made on this call speak only as of the time they are made. And Hot Topic undertakes no obligation to update these statements to reflect subsequent events or circumstances. To more effectively disseminate the information discussed this afternoon, this call is being webcast on the company’s investor relations website at http://investorrelations.hottopic.com. And a replay will be available on that site. A replay will also be available at 1-888-286-8010, pass code 19194201 for approximately two weeks. Now I’ll turn the call over to Hot Topic’s Chief Financial Officer, Jim McGinty. Please proceed.

Jim McGinty —Hot Topic, Inc.—CFO

Hi, this is Jim, and welcome to the call. While on hold you have been listening to “Heading for the Disco” from the HorrorPops new album which was released this past February. My partners on the call today are: Betsy McLaughlin, Jerry Cook, and Chris Daniel. For competitive reasons we will not be discussing any specific forward-looking product information during this call. I will begin by discussing the fourth quarter results and then comment on the balance sheet and cash flow. Following these details, I will turn it over to Betsy who will provide you additional color on the quarter followed by first quarter guidance. First, the results of the fourth quarter. Our fiscal 2007 fourth quarter net sales and earnings results reflect the 13 weeks ended February 2nd, 2008. This compares to the fiscal 2006 fourth quarter, which spanned 14 weeks and ended on February 3rd, 2007. All comparisons discussed reflect these time periods unless otherwise noted.

Hot Topic, Inc.’s, fourth quarter net sales were $220.7 million, a decrease of 8.2% over the fourth quarter last year. Comparable store sales were down 6.3% for the quarter as compared to the corresponding 13-week period from the previous fiscal year. By division Hot Topic’s comps were down 7.2% while Torrid’s comps were down .4%. Overall total company net sales during the quarter decreased by $19.8 million due to a $13.2 million sales loss related to one less week in this fiscal year’s fourth quarter as compared to last year, a $12.8 million sales loss from the total company comparable store sales decline, a $600,000 loss from closed stores and noncomparable Hot Topic stores, partially offset by volume from new Hot Topic stores. These losses were offset in part by $2.8 million sales gain from the internet sales and a $4 million sales gain from new and noncomparable Torrid stores. For the quarter, total company comp decline which was the result of a 5% decrease in the average number of transactions in comparable stores and a 1% decrease in the consolidated average transaction value.

At Hot Topic, apparel was 59% of total sales in the fourth quarter, versus 55% in the corresponding period last year, as a result of the relative weakness in the accessories categories. At Torrid, apparel was 77% of the total sales in the fourth quarter versus 74% in the corresponding period last year. Gross margin was 36.4% of sales, compared to 34% last year. The 240 basis point improvement breaks down into the following categories: merchandise margin increased 390 basis points due to significantly reduced markdowns, lower shrinkage and higher vendor allowances; store occupancy and depreciation expenses increased 190 basis points due to the related store remodel program and also due to the deleveraging of store expenses on a lower volume. As a percent of sales buying costs were flat to last year. Distribution costs improved by 40 basis points due to lower freight out, lower outside temp personnel expenses as a result of improvements in productivity as well as lower real estate taxes.

In the fourth quarter, selling, general, and administrative expenses were 27.9% of net sales, similar to last year. SG&A expenses in the fourth quarter of fiscal 2007 include a $600,000 nonrecurring charge primarily related to store impairment. In addition, SG&A expenses in the fourth quarter of fiscal 2006 included $3.1 million in nonrecurring charges, including a $3.8 million expense related to store impairment, lease termination and asset write-off charges for underperforming stores, partially offset by $700,000 benefit related to other one-time items. Excluding these nonrecurring charges both this year and last year, SG&A expenses were 27.6% of net sales compared to 26.6% last year.

This 100 basis point increase breaks down into the following categories: store payroll as a percentage of sales was up 50 basis points as a result of higher minimum wages, higher medical expenses, and the deleveraging of payroll costs on the lower average store sales volume, store payroll cost per average store were down by 3%. Marketing expenses increased 30 basis points due to higher photographic artwork expenses and magazine print ads at Torrid. Preopening expenses increased by 10 basis points, due to the timing of store openings. Store other expenses increased by 10 basis points due to the deleveraging on the lower average store sales base. Lastly, other G&A expenses were flat including savings in performance-based bonus offset by higher stock option expense, consulting and computer support costs, accounting fees and higher sales tax expense.

The fourth quarter operating income increased by $4.5 million to $19 million. Operating margin for the fourth quarter was 8.6% of sales, versus 6.0% last year. Interest income was $.5 million, or .2% of sales. Our effective tax rate was 38.9% for the fourth quarter versus 40.9% last year. The rate improvement was due to higher tax exempt interest income and a favorable comparison to a higher than typical tax rate a year ago, partially a result of the tax implications related to the adoption of expensing stock options. We reported fourth quarter earnings per diluted share of $0.27 compared to $0.20 a year ago, a 35% increase year-over-year.

During the quarter we opened total of five new Torrid stores and closed five Hot Topic stores and one Torrid store. We also remodeled or relocated 12 Hot Topic stores during the quarter, bringing our total number of remodeled or relocated stores during 2007 to 70. We currently have a total of 94 Hot Topic stores in our new format. Cash, cash equivalents and short-term investments declined 4% year-over-year to $53 million, in part a result of the $7.2 million spend on our share repurchase program during the third quarter. Within the $53 million were $21 million in AAA-rated auction rate securities at year end. Since the end of January, we have liquidated approximately $8 million of these investments. All of the remaining auction rate securities are highly rated in fact primarily with federally insured student loans. Total inventory cost was just over $80 million. On a per square foot basis inventory was up 5.5% at the end of the fourth quarter due to better than anticipated physical inventory results and increased January receipts for a specific product designated to establish a higher in-stock position. Inventory at retail was up slightly on a per square foot basis, flat at Hot Topic at up mid-single digits at Torrid.

Capital expenditures were $8.6 million in the quarter, primarily related to the five new stores and 12 Hot Topic remodels and relocations during the fourth quarter and the additional stores were scheduled to be opened or remodeled and relocated in the first quarter of 2008 as well as expenditures for system development. Depreciation and amortization expense for the fourth quarter was $10.3 million versus $10.5 million last year. Now I’ll turn the call over to Betsy.

Betsy McLaughlin —Hot Topic, Inc.—CEO

While our EPS improved over last year for both fourth quarter and the year, we remain dissatisfied with the extended negative comp trend in the financial performance. We did however accomplish much in term of the execution of our business strategy. I’ll start with a few comments on the fourth quarter, and then review the progress we have made on this business strategy. As the fourth quarter was challenging on the top line, I’ll start with our most difficult category: accessories. The accessory category was down 16% for the quarter on top of an 8% decline last year. In fourth quarter our biggest challenge was in licensed accessories that comped down almost 30%. Lack of focus and poor execution were the causes of this dismal performance. License accessories represents close to 30% of the overall accessory business.

On a positive note, fashion accessories began showing sales recovery during the last 10 days of December, and while this improvement was not enough to impact the quarter, fashion accessories has maintained a definite trend improvement since late December. It is our expectation that the additional focus on accessories, the investment in better inventory positions and items, and the staff changes that have been made to the buying team will position accessories to make considerable improvement as we progress through the first half of 2008. The music category comped up 1% against significant promotions during the holiday period of last year. We began 2007 with a negative double-digit comp trend and through the efforts of our merchandising and marketing teams, have seen steady improvement throughout the past year in men’s rock tees, junior rock tees and CDs, which produced double-digit positive comps. We are pleased that our customers are validating our strategy to focus on new music, and we will continue to implement initiatives that shift our dependence away from major releases and establish strong relationships with emerging and mid-tier bands. In addition, the accessories portion of the music assortment has opportunity during 2008.

The women’s business produced a flat comp for the quarter. Women’s bottoms generated a solid double-digit comp as a result of a very strong and focused item presentation. Women’s novelty tees also performed well, upper mid-single-digit comp driven by several key licenses. Offsetting the strong performances in novelty tees and bottoms were fashion tops and dresses, both of which had difficult promotional comparisons to [LY]. In addition, both of these areas were planned down in sales and inventory during the quarter to support our move away from assortments and into items. Men’s comped down 5%, primarily the result of more difficult comparisons associated with the high level of promotional activity last year. As with women’s fashion, we’ve scaled back the inventory levels in assortment with both men’s fashion tops and bottoms in order to support items. While men’s novelty tees also suffered from the promotional comparisons we see opportunity and better receipt flow and buying execution.

On our previous earning calls I have outlined key strategies to improve the Hot Topic business results. The following is an update on each of our major initiatives. First, our return to a fundamentally regularly-priced business has allowed us to reestablish pricing credibility with our customers. Beginning in mid-February of 2007, we scaled back on all promotional activity during nonpeak traffic periods. Despite the temptation to drive short-term comps with incremental promotions during this past quarter, we remained committed to our strategy. We estimate that on an annual basis, the cost to our comp line in 2007 was approximately 3.5 percentage points.

Our next objective was to reestablish Hot Topic has an item designation with the primary focus on the T-shirt business. During the fourth quarter total tees, including rock tees, novelty tees, and fashion tees increased their penetration to the total mix as planned and comped up low single digits. In addition all merchandise classifications were evaluated and planned as item businesses versus widely coordinated assortments. Our third initiative has been the management of inventories. We continue to closely manage our inventories to levels appropriate to the demand for each category. For the fourth quarter receipts were 24% lower than last year. Although inventories ended the quarter up on a per foot basis, we operated with lower inventories throughout the quarter enabling us to generate a significantly higher merchandise margin. In terms of inventory management going forward, we continue to be selective with our investments and categories and items that are trending or opportunistic.

Next, we met our commitment of remodeling or relocating 70 of our existing Hot Topic stores into the new design. We continue to believe that the new look is consistent with our rebranding efforts and that these stores better represent the ever widening teen music preferences. The group of remodeled stores includes both stores whose leases were due to expire and stores that are located in high volume, high exposure malls. As we mentioned on our third quarter earnings call, the sales left of these remodeled stores is not enough to offset the increased occupancy costs and/or any accelerated depreciation write-off. As such in 2008, stores converted into the new design will be almost exclusively those whose leases are within three years of expiration.

Our top priority has been and will continue to be the evolution of our customer’s music experience. We laid out our new music strategy early in 2007 as music is the heart of Hot Topic and crucial to our positioning and differentiation. By mid-2007 we had begun implementation of the first phase of this multi-year strategy that focused on the in-store music experience. Through assortment repositioning and dedicated marketing and touring events, we have become less dependent on major artists and now focus our dollars and time to support mid-tier and small bands. As a direct result our music category improved from a double-digit decline in the first half of ‘07 to positive comps in the second half of the year. As we move through 2008, we will continue to evolve the assortment and invest in our in-store music presence.

On previous calls we have also mentioned that to remain credible and authentic we need to nurture, evolve and innovate the music experience both in store and online. Music is the differentiating inspiration for the Hot Topic brand. We are everything about the music, and more specifically we have repositioned ourselves as everything about new music. There has never been a question that we needed to incorporate digital music into our music strategy. The challenge to present a differentiated experience along with the appropriate timing partnership and investment had been in discussion for several years. We are now prepared to have a stronger online presence as the next phase of our music evolution. This new experience in music discovery will be called ShockHound. That’s one word, ShockHound. ShockHound as a strategy will allow Hot Topic to enter the digital music age. New and emerging artists will be in the spotlight.

A maverick point of view is desperately needed amongst the overpopulated universe of music sites. ShockHound.com will offer music merchandise including apparel and accessories, DRM free music, original content, and a community experience presented to our customers in a cohesive way that embraces the passion for music that all of us at Hot Topic share with our customers. In a nutshell, we are positioning ShockHound as the go-to place for experience in rock music discovery. We have targeted a launch date late in the second quarter and we’ll keep you posted on our progress. We are committed to adhering to these initiatives, which we believe are correct for the long term despite the short-term comp and earnings pressure.

Now on to Torrid. Torrid was approximately flat in comp stores during the fourth quarter on top of a double-digit comp in the fourth quarter of 2007 — or 2006. We continue to generate increases in the average dollar transaction size and gross margin rate. Apparel continues to perform very well, lead by a strong tops business. Torrid.com also generated a solid increases up almost 40% over the comparable 13-week period last year. This site continues to show significant traffic growth with divastyle members leading the way in terms of average dollar purchase. In terms of divastyle, as of the end of the year we have well over one million Torrid customers signed up and approximately 135,000 full-fledged members. During the quarter we experienced favorable results from the direct mail events and we continue to view this loyal base of customers as critical to our future success and growth. In terms of overall sales productivity, Torrid stores generated productivity of approximately $350 per foot. It continues to be our goal and expectation to reach $400 per foot to achieve the levels of profitability that will make Torrid a true specialty retail success story.

As to the overall consolidated business, all functional areas of the company continue to develop specific initiatives to improve gross margin and lower departmental operating costs. Jim will now provide guidance for the first quarter of fiscal 2008.

Jim McGinty —Hot Topic, Inc.—CFO

Our first quarter of fiscal 2008 guidance is for a loss in the range of $0.03 to $0.06 per diluted share, based on a comparable store sales decline in the low single-digit percentage range. As a reminder, the guidance includes approximately $0.02 of charges related to the cost of our online music initiative. As mentioned in the last earnings call we expect a similar charge in the second quarter of 2008. We are expecting in-store inventory at the end of the first quarter to be up in the low single-digit percentage range on a per square foot basis this year. Our guidance assumes approximately 44 million shares outstanding for the first quarter. At this time we will take questions relating to the results and outlook. Please hold while we contact the conference operator who will give you further instructions.

Operator

(OPERATOR INSTRUCTIONS) And your first question comes from the line of Lauren Levitan. Please proceed.

Lauren Levitan —SG Cowen—Analyst

Thanks. Good afternoon. Betsy, two questions for you. First, I’m wondering if with respect to the online music initiatives, I know you said that ShockHound is intended to be a destination for rock music. I’m curious if there is opportunities or thoughts to take what you are doing there beyond that genre? And then second, you, on the February sales release, were very helpful in giving us regular price comp trends to help us understand the impact that the reduced produced promotional cadence is having on the business. As you are now anniversarying the beginning of eliminating those promotions, can you give us some reconciliation between the comp guidance you just gave us for Q1 and the regular price trends that you have been seeing, and how we should think about when there might be really no difference between the two comp numbers as reported? Thanks.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Okay. First, well, let’s talk about the regular price comp trend for Q1. As we recorded our message in January on the call and also February, we started to see regular price business versus clearance business, regular price business turn positive as we moved through January and in to February, which was very encouraging for us. Last year we had an extraordinary amount of clearance inventory due to the markdowns that we took in January, and so we felt it important to separate the two just so that we could get certainly an understanding of whether we were continuing to make progress with regular price.

Also, as we move through the back half of February, the promotional comparisons stopped, as mid-February last year was when we decided that everything would be regular price during nonpeak periods. So our intention and what we hope is that our regular-price portion of our assortment will be positive for the first quarter. We certainly have seen encouraging results to that end. The clearance business, though, continues to be substantially negative, just because we do not have the inventory that we had last year. As we move through March and through April, we’ll see less of an impact and by the time we get to the end of the first quarter, clearance should not be an issue. So our guidance which is down a low single-digit comp, does include an assumption that regular price would be positive, and that clearance would continue in it’s either low to mid-double-digit negative.

Lauren Levitan —SG Cowen—Analyst

That’s helpful. And by Q2 you wouldn’t expect a differential between those two trends?

Betsy McLaughlin —Hot Topic, Inc.—CEO

That’s correct.

Lauren Levitan —SG Cowen—Analyst

Okay. Thank you.

Betsy McLaughlin —Hot Topic, Inc.—CEO

And actually I would say the middle of April, because we have the Easter shift this year, so the calendar is compounding our ability to forecast. I don’t think any retailer is sure what this very early Easter is going to do to March and April. We said to ourselves we’ll truly get an apples-to-apples comparison in the back half of April.

Lauren Levitan —SG Cowen—Analyst

Great. Thank you. And then on the music side.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Yes, as far as ShockHound is concerned, we’re going to start with where we have the most expertise, which is certainly rock music. The reason why we’re calling it ShockHound versus just making it a part of hottopic.com was because we felt there is a wider universe of rock music out there available. The Hot Topic brand has been very much about alternative rock music and with the 1,800 square feet and how we have positioned the brand, it’s a narrower experience in our stores. What we want to do online with ShockHound is broaden the entire rock experience to include quite a bit of classic rock, indie rock, cross-over rock, so our initial foray will certainly be rock related. As to whether over the years this could expand to have alternative genres of music, alternative teams that are experts at those genres of music, that’s absolutely a possibility, but for right now our investment and our focus is purely on rock.

Lauren Levitan —SG Cowen—Analyst

Great. Thank you and good luck.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Thank you.

Operator

Your next question comes from the line of Stephanie Wissink with Piper Jaffray. Please proceed.

Stephanie Wissink —Piper Jaffray & Co.—Analyst

Thank you. We appreciate all of the extra detail Jim gave on the remarks. Thanks for that. Just a couple of questions, the first is on the music category — I’m not sure if you have broken this out in the past, but what percentage is the rock tees of that category?

Betsy McLaughlin —Hot Topic, Inc.—CEO

We have not broken it out, but rock tees is the majority of the category. When you add men’s rock tees and junior rock tees, it’s a significant percentage of the total.

Stephanie Wissink —Piper Jaffray & Co.—Analyst

Okay. And then secondly, Betsy, if you could characterize what you are seeing out there in terms of the licensing pipeline, whether it’s coming from entertainment or from music? How would you categorize it? Getting better? Similar? Some sense of how you feel?

Betsy McLaughlin —Hot Topic, Inc.—CEO

Well, yes, we’ll split music and licensing, because it’s a two different animals. I think on the music side of the business we’re seeing — I don’t know whether it is because of our focus or the nature of the world, but we’re certainly seeing increased attention being paid to new bands and certainly this artistic explosion. YouTube has helped that. If you’re in a band and you have got a camera, you can go into your garage and upload it on YouTube and get a few million hits, and create the demand for yourself. So technology certainly has helped with the buzz around new music.

I also think that the state of the world helps, as most historians will tell you, the greatest music and art comes out of tough periods, and whether that’s globally or whether that’s nationally, we certainly have seen a great menu and landscape out there for new music. So I think we feel very good about that, and as we have rotated our focus to pay attention more so to those bands and our — actually as you look at our rock tees assortment, and our music assortment, we have got close to 80% now dedicated to the mid-tier and the small-tier bands, versus where we were last year, which was half of that. So it’s been very, very encouraging. On the license side, the license pipeline is not as healthy as we would like it to be. There certainly are — within the women’s world there seems to be some good things happening.

On the men’s side of it we’re working hard. There’s a mix between music properties, not music — gaming properties, movie properties, cartoon properties. So it’s much smaller. We don’t see any big key license, as one that will create a substantial percent of the business. It’s probably healthier for us to go at it that way. As we move to the back half of the second quarter we’re up against Harry Potter, which was a large license for us last year, so we’re trying to offset that business that really started in the beginning of the second quarter with some smaller licenses. But I think we’re lukewarm on the licensing pipeline, and we’re very encouraged by what is in the music pipeline.

Stephanie Wissink — Piper Jaffray & Co.—Analyst

Okay. And then my last one is, just on the first quarter guidance, when I looked last year, you had a very similar low single-digit negative comp and a relatively similar sales base, so is the variance in the guidance just that $0.02 of increased spend on the e-commerce business?

Jim McGinty — Hot Topic, Inc.—CFO

Well, it’s that on top of the fact that we would be running a negative comp on top of what we ran last year, and those lower productivity levels.

Stephanie Wissink — Piper Jaffray & Co.—Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Kimberly Greenberger with Citi. Please proceed.

Kimberly Greenberger —Citigroup—Analyst

Great. Thanks. Good afternoon, Betsy other than the big Harry Potter license in the second quarter that you need to anniversary, are there any other big licenses to anniversary in ‘07? And I’m not looking for guidance on comps beyond the first quarter, but just as you feel the movement in the business and you get more to a regular full-priced business, do you think that we could move into positive comps as we progress through the year? Thanks.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Okay. I’ll answer your first piece of that Kimberley. On the licenses, we had a couple of strong licenses last year in Transformers, and that number was really second quarter, third quarter, and on the men’s side. Hello Kitty was also strong on the women’s side, but I think we have enough to — we have Skelanimals right now and we have got some other things in the works. The one thing also is that ‘The Nightmare Before Christmas,’ which has always been a strong property for us in the back half of the third quarter and fourth quarter, we actually could have done more business this past year. We tapered it down thinking that we weren’t going to have the same kind of demand, and I think we left quite a bit on the table with customers. Certainly the demand was there. We sold out of a lot of products. I think there’s the opposite effect, where even though NBC was strong last year, we can beat it this year by finding a happy medium on the assortment levels.

And as far as the guidance is concerned, I think the most encouraging piece of this — we all believe in the music piece of the business, obviously, and are seeing those results. We have been waiting for a long time for fashion accessories to finally turn the corner. And we have some great leadership in fashion accessories and a strong buying team. And in addition to the margin benefit that we get when our mix shifts to fashion accessories, I think we can continue on the path of fashion accessories as now, I think it looks good for us. That said, licensing is still a big piece of our business. We have got to get licensed accessories turned around, and we said we were targeting that for the back half of the year, and a stabilization of the novelty tee business from a consistency standpoint. But I think that anchored by the fashion group, which has done a very, very good job concentrating on items and seems to have hit their cadence, and the build in fashion accessories, I think we are encouraged as we get out of these big clearance comparisons.

Kimberly Greenberger —Citigroup—Analyst

Great. Jim, I just have one follow-up for you. Gross margin last year was really up nicely in every quarter, I think other than the second quarter. What sort of opportunity do you have to continue to take that gross margin higher here in ‘08 in the absence of positive comps?

Jim McGinty —Hot Topic, Inc.—CFO

Well, I think in ‘08, we’ll have anniversaried a lot of that — the changes that we made, the higher IMU, the — some of the vendor policy changes that enabled us to generate some allowances. So I would expect that we’ll continue to make more incremental gains through control of markdowns, control of inventories, and maybe slightly better markups, but they certainly won’t be to the extent of what you saw a year ago. In addition, I would say that any quarter that we have a negative comp, that that’s where you get into the deleverages of your fixed occupancy and depreciation expenses, and that has a tendency to mitigate any gains you make on the merchant margin side.

Kimberly Greenberger —Citigroup—Analyst

Thanks, Jim. That’s helpful.

Operator

Your next question comes from the line of Jeff Van Sinderen with B. Riley. Please proceed.

Jeff Van Sinderen —B. Riley & Co.—Analyst

Hi, Betsy and Jim. So fashion accessories is starting to improve for your guys, but on the licensed accessories front, just wondering if you can share anything in terms of thoughts directionally, what changes might be to licensed accessories, nothing too specific obviously, but just any more color maybe you can give us there in terms of changes you are considering?

Betsy McLaughlin —Hot Topic, Inc.—CEO

Sure. Well we have a new buying group that is looking at licensed accessories and some fresh new eyes to give it some attention. So I certainly think that is going to be helpful as we have noticed, and all of us who have been in this business for a long time, know that an expert looking at the business tends to help. So I think we are happy so far, certainly, with the changes that we have made to the team. Maria is directly involved with the licensing group now, and is working with them, and with — on the strategy and the execution, so licensing — the license gift piece of the business has a longer lead time because so much of it is imported. And so that’s why we can’t really impact the business, we might see some of it in late second quarter, but we have really targeted Q3 and Q4 to — where we start to see improvement. That’s about all I can tell you at without giving you specifics.

Jeff Van Sinderen —B. Riley & Co.—Analyst

Okay. Fair enough. And then let me ask you in terms of the new remodels — or the remodeled stores, what difference are you seeing in performance there versus the older Hot Topic stores? And would it make any sense at this point to expand or accelerate the remodel program for the Hot Topic stores?

Betsy McLaughlin —Hot Topic, Inc.—CEO

We see a bump when the store first opens, and part of that, I think, is because there’s pent up demand from the store being closed, or if the store has been in a temp space, temp spaces are certainly not as attractive as the permanent spaces. So we see a bit of a honeymoon as the store opens, but within about 90 days it migrates back to the company comp trend. And we have not really seen a difference in the sales mix in the store as far as music versus apparel and accessories, so that pretty much floats back as well. The customers all think it’s a new assortment, I’ll tell you that. So there seems to be this perception that it’s bigger. And we’re getting incremental customers in, whether they’re buying or not, obviously we’re not seeing that in the numbers. But we certainly anecdotally have had responses, and certainly all of us feel that it is a better representation of our brand. I think at this point as we go in and we remodel or relocate a store, it causes us to have to renegotiate the leases with the developer. And as intuitively you would believe that with so many people cutting back on their new stores or exiting the malls, that there would be a bit more of a competitive environment out there, and perhaps better power in the hands of the retailers to negotiate.

That is not true, at least yet. So as we have gone through and done the analysis and said, okay, if we do expedite it because we do think it’s a better representation of a brand and is not a genre specific, and not as exclusionary, if we do do that what kind of comps do we have to achieve to offset the accelerated depreciation write-off as well as the renegotiated terms? And we can’t make the numbers work. I mean it’s high double digits to be able to offset what these increased expenses are. So we feel that especially given the uncertainty in the environment, and conservation of our cash and our balance sheet and remaining healthy, that the prudent thing to do is to remodel these stores as they come close to the end of their lease. After seven years most of the leasehold improvements have been written off, and it makes financial sense for us as we renegotiate naturally to remodel the stores.

Jeff Van Sinderen —B. Riley & Co.—Analyst

Okay. Well, it sounds like you have thought that through pretty extensively. Thanks very much, and good luck this quarter.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Thanks.

Operator

Your next question comes from the line of Holly Guthrie. Please proceed.

Holly Guthrie —Janney Montgomery Scott—Analyst

Yes, good afternoon. I have two questions on the remodeled stores and then one on ShockHound. First, the remodeled stores, I was wondering if there’s any categories, items, or price points that are comping differently? And is there anything that you can learn from any of those differences? And then on to ShockHound, can you give us some additional color on how revenues will be generated? And then the costs to start up the business, is it just the website cost or are you buying library music, or are you buying any rights? So that’s it.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Okay, Holly. Yes, as I just answered on Jeff’s question, there is no difference by category in our remodeled stores. It’s very similar to the nonremodeled stores. So it does allow us a little bit more room to do some things, and certainly from a testing standpoint we can experiment a bit more, but nothing that’s of any kind of significance that would cause us to think the business is different. As far as ShockHound is concerned, we’re not giving a lot of specifics on purpose, certainly prior to the launch, but yes, the model is based on sales revenue, and those sales are generated from products on the site, whether it’s apparel, accessories, gifts, whatever the products are, as well as sales of digital music. You could say the top line revenue is driven by both and the bottom line profit is driven by the sales of product, not sales of music, as we all know the margins are very low on that, but it is a driver to the site. And in launching a site, yes, there there is web development that has to happen. There certainly is the acquisition or the ingestion of music from both major and independent labels, and there’s a fee attached to that, so those fees have been included in our calculation of start-up costs. And then, of course there’s the marketing piece of it pre-launch, and then the six months after launch that are also included that are reflected in the $0.02 costs for first and second quarter.

Holly Guthrie —Janney Montgomery Scott—Analyst

Okay. Thank you.

Operator

(OPERATOR INSTRUCTIONS) And the following question comes from the line of Brad Stephens of Morgan Keegan. Please proceed. Please proceed, Mr. Stephens. Next question comes from the line of [Nick Pye]. Please proceed.

Nick Pye Analyst

Hi. Considering that when you adjust for the cash that you spent to buy in shares, the company actually has more cash at the end of ‘07 than they did in ‘06, and the stock is setting up at 1.5 times EBITDA. Why not buy in some shares? What stopped you during the fourth quarter?

Jim McGinty —Hot Topic, Inc.—CFO

Actually in terms of cash and cash equivalents and short-term investments, we actually have a little bit less cash than we had at the end of the year last year. We also are looking at the long-term future of our business, and we want to be very prudent with our capital resources in terms of how we utilize them, and we’re always discussing with our Board the opportunities, strategic alternatives, and whether share repurchase is appropriate or not appropriate. At this point in time in the current environment, we feel like the preservation of our cash should be our key concern.

Nick Pye Analyst

Got it. Can you give some more detail on Torrid, whether the stores are getting close to be operationally profitable, where — what time do you think they’ll get there?

Jim McGinty —Hot Topic, Inc.—CFO

Well, as we talked about in the third quarter call, we talked about the economics of store profitability and the level of contribution, and the fact that an average Torrid store takes about three years to pay back on a cash basis. So, from a store contribution basis, they are currently profitable, but we haven’t broken it out down to the net income line as of yet.

Nick Pye Analyst

Any sense of when you might do that? How big do you need to go before you break it out?

Jim McGinty —Hot Topic, Inc.—CFO

Well, it’s something we are constantly reviewing. And we certainly over the past year have disclosed more additional information about Torrid than we ever have in the past, so I would expect in the future that trend will continue.

Nick Pye Analyst

Got it. Thank you.

Operator

Your next question comes from the line of Lee — Liz Pierce with Roth Capital. Please proceed.

Liz Pierce —Roth Capital—Analyst

I presume that’s me.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Yes, Liz, I think that’s you.

Liz Pierce —Roth Capital—Analyst

Okay. I figured it — all right. At — Jim, in your remarks about guidance and closings or openings, did you mention closings for ‘08?

Jim McGinty —Hot Topic, Inc.—CFO

We didn’t today, but we’ve covered some of that in the third quarter call, and we talked about 20 closings over the course of 2008 for Hot Topic and a handful for Torrid, more opportunistic in that regard.

Liz Pierce —Roth Capital—Analyst

No update from that?

Jim McGinty —Hot Topic, Inc.—CFO

No update from that at this point.

Liz Pierce —Roth Capital—Analyst

And then Betsy your comment — or your goal on Torrid to get to $400 sales per square foot. What — kind of initiatives do you have do you — I mean, is it going to be to drive the bottom portion of the business, or do you think this is a one or two-year process, or is this an evolution of the brand or all of the above?

Betsy McLaughlin —Hot Topic, Inc.—CEO

Well, I think we want to be at $400 a foot over the next couple over years. I mean that is the goal. And it’s more than just the merchandise assortment. I think that we continue, the evolution of the brand has seen gains, and positive gains as far as the assortment is concerned. There is the marketing and branding piece of it. How do you reach out to more customers? We still think there’s great opportunity in getting more percent share of those target customers, many of them don’t even know we’re there, even though we have been there for several years in their local mall.

So there’s the branding piece of it. The divastyle piece of it. We’ve acquired names over the past several years, really being able to mine that information and individually target those customers with promotions and events that they feel are targeted to them specifically, I think is another huge opportunity. Every time we invest in divastyle we get the return. And as I said I think in my commentary in — during the fourth quarter we continued to see that. So, there’s that piece of it on the top line, which drives the sales per square foot. Within the Torrid P&L model, there certainly is opportunity on the design standpoint, and product development and Chris is investing time and money this year into amping up the direct sourcing. So, there’s different — there’s components across the board, but as far as driving that top line, it’s really about getting more feet into each location.

Liz Pierce —Roth Capital—Analyst

So it really does sound more like the evolution versus just a product specific, like we need to change the mix or change the balance. This is just kind of the maturation phase?

Betsy McLaughlin —Hot Topic, Inc.—CEO

Absolutely, that’s correct.

Liz Pierce —Roth Capital—Analyst

I was just trying to clarify. And then kind of a bigger picture question and you somewhat alluded to the general environment, one would think the ball would be back in to the retailers court in terms of having a little bit of leverage, but as you look at the landscape and how many people are closing stores and the number of stores that you guys have, are you comfortable that this is still a good number for you, putting aside every year there will be a handful that you probably close? If you had to think about five years from now — is this — what is it 700 or something?

Betsy McLaughlin —Hot Topic, Inc.—CEO

680.

Liz Pierce —Roth Capital—Analyst

680.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Right.

Liz Pierce —Roth Capital—Analyst

For Hot Topic. Is that a number you can live with but maybe prune every year a little bit?

Betsy McLaughlin —Hot Topic, Inc.—CEO

We are lucky with the expansion in business between 1996 and 2003, because we were so productive and the growth in productivity during the period really put us in a position with our high sales per square foot that our fleet is very profitable, and I think that as we went through,because it’s a very good question to ask, especially as you have successive years of comps, and have you cannibalized stores, and are you overpenetrated? And what is the right number? And we saw for so many years specialty stores, 800, 900, 1,000, 1,200, and then the retrenching back in closer to 800. I think as we have looked at our store base, we believe 650 is about the right number. When we look at all of our stores and — and stores that are cash flow positive, we have about a dozen that are not cash flow positive, and we’re very lucky to be in that position, and all — most of those stores have either lease expirations over the next few years or kickouts. So, we have a healthy fleet.

We would like the entire fleet to rise, because we would like our productivity — our sales productivity to be higher, but at the end of the day we have done some very careful analysis over the past two to three months and extrapolating out, what if it is another tough year and what does that mean to our store base, and we keep coming back though same number which is about 650 for Hot Topic.

Liz Pierce —Roth Capital—Analyst

That’s good news. All right. That’s all I have. Best of luck. Thanks.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Thanks, Liz.

Operator

Your next question comes from the line of Sharon Zackfia with William Blair. Please proceed.

Sharon Zackfia —William Blair—Analyst

Hi, I have two questions. First on merchandise margins, you have seen some nice improvement over the past couple of years, and I guess I’m wondering if you expect to see similar improvement in ‘08? And then I guess secondarily on ShockHound, it just intuitively feels like a little late to get into online music. There are a lot of sites out there. Can you give us a better feel for how this might be different than other sites that we might be more familiar with?

Jim McGinty —Hot Topic, Inc.—CFO

Well, in terms of your first question on merchandise margin expansion. I think somebody talked to that earlier, but the answer was, about 2007, we had a lot of nice increases in IMU, we were able to manage inventories betters, and see a much improved merchandise margin. I think the opportunity in 2008 will be one of incremental improvement as we continue to manage inventories, continue to improve mark-up, but they will be much narrower than they were this past year, where we had a real big opportunity.

Betsy McLaughlin —Hot Topic, Inc.—CEO

And as far as ShockHound is concerned. Intuitively, you would think it would be late, although nobody is doing it. I think what has happened with the labels and the state of the music business has created an opening. If you look at what has happened out there, yes, there’s online music. Is it DRM free? Some of it is ,most of it is not. It is just now starting to have labels that are partnering and allowing music to be able to be DRM free in MP3 format rather than being proprietary. So that’s part of the reason for our timing in this launch, is we know from our customers and our research that our customers do not want proprietary downloads. They want to be able to buy those downloads and use them on any device that they so choose to do so. So that is part of it.

In addition to that, as you look at ShockHound and how we position ourselves, the big guys out there, whether it’s iTunes or eMusic or Yahoo or Amazon, they are kind of warehouses of music, they’re all the Wal-Marts of music. And there is not a lot of original content, there isn’t a point of view, it is more in terms of, okay, if you know the music that you want, come to the site, search for it and you can get it. And one of the ways that we’re going differentiate ourselves, in the same way that we’ve differentiated our in-store experience, is that we want to have a point of view, and we want to be able to direct those customers of ours who truly are into the rock genres of music to learn about new music and to have some direction. And we have heard from many customers that there’s so much music out there they just don’t even know to where to find new music, and who’s the authentic, credible voice for that, and with our position at Hot Topic and the fact that we still believe our brand represents authenticity and credibility within the rock music world. We think this is the perfect time to be able to launch, and to be able to give our customers, not only that unique experience of discovery via content and community and the connection to each other, but also given where the labels are right now and their willingness to start offering DRM-free downloads that our timing is right where it needs to be. I do not think we could have done it earlier.

Sharon Zackfia —William Blair—Analyst

Okay. Thanks.

Operator

Your next question comes from the line of Brad Stephens with Morgan Keegan. Please proceed

Brad Stephens —Morgan Keegan—Analyst

Hi. Can you hear me this time?

Betsy McLaughlin —Hot Topic, Inc.—CEO

We can hear you now.

Brad Stephens —Morgan Keegan—Analyst

Thank you. Sorry about that. Jim, if I take out ShockHound how do I think about SG&A leverage points throughout the year?

Jim McGinty —Hot Topic, Inc.—CFO

Well, I think in terms of overall SG&A we would have to have at least a very low single-digit comp to get any kind of leverage at this point.

Brad Stephens —Morgan Keegan—Analyst

Okay. Thanks. Good luck.

Operator

And your next question comes from the line of Crystal Kallik with Davidson. Please proceed.

Crystal Kallik —D. A. Davidson—Analyst

Good afternoon. Betsy, I was just going to ask another viewpoint question. Certainly the past two or three years have been different than prior years, and overall how has that changed your viewpoint on the positioning of Hot Topic?

Betsy McLaughlin —Hot Topic, Inc.—CEO

Over the last several years?

Crystal Kallik —D. A. Davidson—Analyst

Over the last — well, really, the last two to three years specifically. How have you changed your viewpoint on really where Hot Topic fits in the grand scheme of things, and how you’re evolving the brand?

Betsy McLaughlin —Hot Topic, Inc.—CEO

Well, I think for the first several years, and we have gone through four years of tough business, and I think for the first year, we weren’t really sure what it was. By the second year, we started to have a feeling that the — that music was changing, the availability of music had changed what our customer preferences were, that no longer were our customers in line with only one genre of music, and we felt that certainly through all of 2005. And as we moved into ‘06 and saw more of that we knew we had to alter our strategy. That it wasn’t just about having whatever the hottest band was out there and providing product for that band in the stores. And, oh, by the way those customers liked all different genres of bands. So, no longer could we assort to just appeal to music genre. So the gothic kids were buying goth, and the punk kids were buying punk, and the rockabilly guys were buying rockabilly. Guys and girls. So I think we have shifted quite a bit on how Hot Topic plays, not only in how we offer the assortment, but also how do we make it about the music experience and specifically new music.

I think prior to this we were also about new music from big artists. And now we’re really about new music from new artists, and that is very different in not only the branding piece of it, and where we spend our share of mind, but also in how we support marketing, and what types of tours we support, and how we align ourselves with the bands. We had not had a music strategy prior to a year and a half ago that really addressed where do we want to position ourselves to our customers. To our internal team as employees, we have got 8,000, 9,000 very passionate music fans out there who have incredible intelligence about what is happening in their area. How do we mine that information and get that information and use that to our advantage? How do we put ourselves at the forefront of bands and become their launch partner? Not just their third party merch partner, but how do we become their launch partner and gain them exposure? And then for the labels who are in a state of disarray as they try to figure out their model is, how do we work with the labels to be a part of that platform of distribution and exposure?

So we have really looked at all pieces of music and said, okay, this is where we want to position ourselves. We’re not just out there selling stuff. We’re out there to create this music experience. And as we have implemented more of those pieces of the puzzle, we certainly are seeing some traction.

Crystal Kallik —D. A. Davidson—Analyst

Great. And I guess this is a tough question to answer, but looking at the music business, how far along are you as far as getting to where you would like to be now?

Betsy McLaughlin —Hot Topic, Inc.—CEO

It’s — it will probably take us three to four years. And where are we now, we certainly have addressed those areas that we feel will get us the quickest short-term comps, which are rock tees and CDs and positioning that in-store music experience. As far as the overall music strategy, it is a multi-year strategy, so I would say we’re probably 25%, 30% of the way there.

Crystal Kallik —D. A. Davidson—Analyst

Thank you so much, and good luck.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Thanks.

Operator

At this time, we do not have anymore questions in queue. And I would like to turn the presentation back to Ms. McLaughlin for closing remarks.

Betsy McLaughlin —Hot Topic, Inc.—CEO

Thanks for joining our call. Have a good rest of the day.

Operator

Thank you, very much, for your participation in today’s conference. This concludes the presentation, and you may now disconnect. Good day.